Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd. Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS FIRST QUARTER 2009
FINANCIAL RESULTS

Richmond, California – April 29, 2009 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2009 financial results and accomplishments.

For the first quarter ended March 31, 2009, Sangamo reported a consolidated net loss of $6.8 million, or $0.17 per share, compared to a net loss of $8.0 million, or $0.20 per share, for the same period in 2008. As of March 31, 2009, the company had cash and cash equivalents, marketable securities and interest receivable of $57.9 million.

Revenues for the first quarter of 2009 were $3.2 million, compared to $2.8 million for the same period in 2008. First quarter 2009 revenues were primarily from Sangamo’s agreements with Dow AgroSciences and Sigma-Aldrich Corporation and enabling technology agreements.

Research and development expenses were $7.3 million for the first quarter of 2009, compared to $8.6 million for the same period in 2008. The decrease in research and development expenses is primarily related to lower clinical trial expenses in Sangamo’s ongoing SB-509 program in diabetic neuropathy, partially offset by the ramp up for its Phase 1 clinical trial for HIV/AIDS, which opened in the first quarter of 2009, and its planned Phase 1 clinical trial in glioblastoma multiforme. Non-cash employee stock-based compensation included in research and development expenses totaled $0.7 million and $0.9 million in the 2009 and 2008 periods, respectively.

General and administrative expenses were $2.9 million for both the first quarter of 2009 and the corresponding 2008 period. Non-cash employee stock-based compensation included in general and administrative expenses totaled $0.8 million and $0.9 million in the 2009 and 2008 periods, respectively.

Total operating expenses for the first quarter of 2009 were $10.2 million, compared to $11.6 million for the same period in 2008.

Net interest and other income was $0.2 million for the first quarter of 2009, compared to $0.8 million for the same period in 2008.  The decrease was due to lower average investment balances and lower interest rates.

First Quarter 2009 Highlights

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Sangamo and its collaborators at the University of Pennsylvania opened a Phase 1 clinical trial to evaluate SB-728-T for the treatment of HIV/AIDS. The study is an open-label Phase 1 clinical trial designed to evaluate the safety and tolerability of a single infusion of SB-728-T, autologous (a patient’s own) CD4+ T cells genetically modified at the CCR5 gene by CCR5-specific zinc finger DNA-binding protein nucleases (ZFNs). A total of twelve subjects with HIV will be enrolled in this trial in two treatment cohorts. In an animal model of HIV infection, SB-728-T has been shown to lead to an increase in CD4+ T-cell counts, a reduction in viral load and expansion of CCR5-modified T-cells, suggesting resistance to HIV.  CCR5 is a co-receptor that enables HIV to enter and infect cells of the immune system.  Individuals carrying a natural mutation of their CCR5 gene, CCR5-delta32, are highly resistant to infection by HIV.  Brief exposure of cells to Sangamo’s ZFNs results in the permanent disruption of the CCR5 gene.  This trial is the first zinc finger nuclease therapeutic study in humans.  Individuals interested in participating in this trial should visit http://www.clinicaltrials.gov/

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd. Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

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Sangamo BioSciences, Inc. and its plant agriculture partner Dow AgroSciences announce publication in Nature of the successful application of ZFP technology for the efficient generation of maize plants with multiple, commercially important traits. In a study published in the Advance Online edition of Nature, scientists at Dow AgroSciences and Sangamo used ZFNs to introduce a herbicide tolerance gene into a pre-determined address in the maize genome, simultaneously eliminating the expression of an enzyme involved in the production of phytate, a natural but undesirable compound found in feed crops and a cause of environmental pollution.  In a rapid, single step process the gene involved in phytate production was disabled and permanently linked with the acquisition of herbicide tolerance – i.e. stacking the two desired characteristics in the plant and generating reduced phytate, herbicide tolerant corn. This new method efficiently targets specific genes, making it suitable for routine plant gene modification.  The paper can be accessed at http://www.nature.com/nature/journal/vaop/ncurrent/index.html

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Announcement of achievement of a major production throughput milestone as part of its agreement with Sigma-Aldrich Corporation in research reagents. The milestone, which was achieved in December 2008, over a year ahead of schedule, triggered a payment of $1.0 million to Sangamo.

Conference Call
Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under “Events and Presentations” http://investor.sangamo.com/events.cfm.  The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance.

The conference call dial-in numbers are 877-340-7913 for domestic callers and 719-325-4907 for international callers. The passcode for the call is 5624956.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on April 29, 2009 to 11:59 p.m. ET on May 6, 2009. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 5624956.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Sangamo also has a Phase 1 clinical trial to evaluate safety and clinical effect of a ZFP Therapeutic for the treatment of HIV/AIDS. Other therapeutic development programs are focused on cancer, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to engineer cell lines for the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd. Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

This press release contains forward-looking statements regarding Sangamo’s current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials,  human therapeutic and plant applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership with collaborators and anticipated amount of cash and cash equivalents.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, uncertainties arising out of the Company’s collaboration with Dow AgroSciences relating to plant agriculture, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These risks and uncertainties are described more fully in the company’s’ Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
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SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Consolidated Statement of Operations Data:
Revenues
Collaboration agreements	$3,157	$2,084
Research grants	-	681
Total revenues	3,157	2,765

Operating expenses:
Research and development	7,256	8,646
General and administrative	2,926	2,927
Total operating expenses	10,182	11,573
Loss from operations	(7,025)	(8,808)
Interest and other income, net	193	836
Net loss	$(6,832)	$(7,972)
Basic and diluted net loss per common share	$(0.17)	$(0.20)
Shares used in computing basic and diluted net loss per common share	41,066	40,489

	March 31, 2009	December 31, 2008
	(Unaudited)

CONSOLIDATED CONDENSED BALANCE SHEET DATA
Cash and cash equivalents, marketable securities and interest receivable	$57,866	$65,025
Total assets	60,878	67,850
Total stockholders' equity	49,991	55,396

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